EXHIBIT 10.24
     RETENTION BONUS AGREEMENT dated as of April 19, 2007, between AMERICAN COLOR GRAPHICS, INC., a New York corporation (the “Company”), and                      (the “Executive”).
     WHEREAS, the Company desires to provide the Executive with additional incentives to remain in the employ of the Company through March 31, 2008, on the terms and conditions set forth herein, and the Executive desires to continue such employment on the terms and conditions set forth herein;
     NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth and for other good and valuable consideration, the parties hereto agree as follows:
     1. BONUS
          1.1. Special Retention Bonus. In consideration of the Executive entering into this Agreement, not later than three business days after the execution and delivery of this Agreement, the Company is paying the Executive a special retention bonus of $___ in cash. If the Executive resigns without Good Reason, or the Company terminates the Executive’s employment for Cause, prior to April 1, 2008, the Executive agrees to repay such special retention bonus to the Company within five business days of the date of his resignation, together with interest from the date the Executive received the bonus (calculated at the prime rate as published in the Wall Street Journal on the date the Executive received the bonus) to the date of repayment. The Company acknowledges that the special retention bonus is in addition to, and not in lieu of, any regular incentive bonus plan in which the Executive may participate during the 2008 fiscal year. This Agreement does not constitute an agreement by the Company to continue to employ you.
          1.2. Cause. Termination for “Cause” shall mean termination of the Executive’s employment because of:
               (a) any act or omission that constitutes a material breach by the Executive of any of his obligations under this Agreement;
               (b) the continued willful failure or refusal of the Executive to substantially perform the duties reasonably required of him as an employee of the Company;
               (c) any willful and material violation by the Executive of any Federal or state law or regulation applicable to the business of the Company, Parent or any of their respective subsidiaries, or the Executive’s conviction of a felony, or any willful perpetration by the Executive of a common law fraud that is materially injurious to the Company; or
               (d) any other willful misconduct by the Executive which is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company, the Parent or any of their respective subsidiaries or affiliates;
provided, however , that (x) the good faith performance by the Executive of the duties required of him pursuant to this Agreement, or (y) any act or omission of the Executive based upon authority given by or pursuant to an action of the Board or upon the advice of counsel for the Company, shall be conclusively presumed not to be willful or to constitute a failure or refusal on the part of the Executive; provided further, however, that if any such Cause relates to the Executive’s obligations under this Agreement, the Company shall not terminate the Executive’s employment hereunder unless the Company first gives the Executive written notice of its intention to terminate and of the grounds for such termination, and the Executive has not, within 20 business days following receipt of the notice, cured such Cause, to the reasonable satisfaction of the Board, or in the event such Cause is not susceptible to cure within such 20-business day period, the Executive has not taken all reasonable steps within such 20-business day period to cure such Cause, to the reasonable satisfaction of the Board, as promptly as practicable thereafter.
          1.3. Good Reason. For purposes of this Agreement, “Good Reason” shall mean any of the following (without the Executive’s prior written consent):
               (a) a decrease in the Executive’s base rate of compensation or a failure by the Company to pay material compensation due and payable to the Executive in connection with his employment;
               (b) a material diminution of the responsibilities or title of the Executive with the Company;
               (c) the Company’s requiring the Executive to be based at any office or location more than 20 miles from his principal employment location on the date of this Agreement, except for any change in employment location agreed to with the Executive prior to the date hereof; or
               (d) a material breach by the Company of any term or provision of this Agreement;
provided, however, that no event or condition described in clauses (a) through (d) of this Section 1.3 shall constitute Good Reason unless (i) the Executive gives the Company written notice of his objection to such event or condition, (ii) such event or condition is not corrected by the Company within 20 business days of its receipt of such notice (or in the event that such event or condition is not susceptible to correction within such 20-business day period, the Company has not taken all reasonable steps within such 20-business day period to correct such event or condition as promptly as practicable thereafter) and (iii) the Executive resigns his employment with the Company and its subsidiaries not more than 40 business days following the expiration of the 20-business day period described in the foregoing clause (ii).

     2. NO MITIGATION OR OFFSET
     The Executive shall not be required to mitigate the amount of any payment or benefit provided for herein by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for herein be reduced by any compensation or benefits earned by the Executive after the date of the Executive’s termination of employment or resignation.
     3. NON-SOLICITATION; CONFIDENTIALITY: NON-COMPETITION
          3.1. Non-solicitation. For so long as the Executive is employed by the Company (and, if the Executive is no longer employed by the Company, through March 31, 2008), the Executive shall not, without the prior written consent of the Company, directly or indirectly, as a sole proprietor, member of a partnership, stockholder or investor, officer or director of a corporation, or as an employee, associate, consultant or agent of any person, partnership, corporation or other business organization or entity other than the Company: (a) solicit or endeavor to entice away from the Company, the Parent or any of their respective subsidiaries any person or entity who is, or, during the then most recent 12-month period, was employed by, or had served as an agent or key consultant of, the Company, the Parent or any of their respective subsidiaries; or (b) solicit or endeavor to entice away from the Company, the Parent or any of their respective subsidiaries any person or entity who is, or was within the then most recent 12-month period, a customer or client (or reasonably anticipated (to the general knowledge of the Executive or the public) to become a customer or client) of the Company, the Parent or any of their respective subsidiaries.
          3.2. Confidentiality. The Executive covenants and agrees with the Company that he will not at any time, except in performance of his obligations to the Company hereunder or with the prior written consent of the Company, directly or indirectly, disclose any secret or confidential information that he may learn or has learned by reason of his association with the Company, the Parent or any of their respective subsidiaries and affiliates. The term “confidential information” includes information not previously disclosed to the public or to the trade by the Company’s management, or otherwise in the public domain, with respect to the Company’s, the Parent’s or any of their respective affiliates’ or subsidiaries’ products, facilities, applications and methods, trade secrets and other intellectual property, systems, procedures, manuals, confidential reports, product price lists, customer lists, technical information, financial information (including the revenues, costs or profits associated with any of the Company’s products), business plans, prospects or opportunities, but shall exclude any information which (a) is or becomes available to the public or is generally known in the industry or industries in which the Company operates other than as a result of disclosure by the Executive in violation of his agreements under this Section 3.2 or (b) the Executive is required to disclose under any applicable laws, regulations or directives of any government agency, tribunal or authority having jurisdiction in the matter or under subpoena or other process of law.
          3.3. No Competing Employment. For so long as the Executive is employed by the Company (and, if the Executive is no longer employed by the Company, through March 31, 2008), the Executive shall not, directly or indirectly, as a sole proprietor, member of a partnership, stockholder or investor (other than a stockholder or investor owning not more than a 5% interest), officer or director of a corporation, or as an employee, associate, consultant or agent of any person, partnership, corporation or other business organization or entity other than the Company, Parent, or any of their respective Affiliates, render any service to or in any way be affiliated with a Competitor (or any person or entity that is reasonably anticipated (to the general knowledge of the Executive or the public) to become a Competitor) of the Company, the Parent or any of their respective subsidiaries.
     4. ARBITRATION
     Any dispute or controversy arising under or in connection with this Agreement that cannot be mutually resolved by the parties hereto shall be settled exclusively by arbitration in New York, New York before one arbitrator of exemplary qualifications and stature, who shall be selected jointly by the Company and the Executive or, if the Company and the Executive cannot agree on the selection of the arbitrator, shall be selected by the American Arbitration Association. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The parties hereby agree that the arbitrator shall be empowered to enter an equitable decree mandating specific enforcement of the terms of this Agreement.
     In the event that legal or arbitral action is undertaken by either party to enforce any provision of this Agreement, the Company shall bear all expenses of the arbitrator incurred in any arbitration hereunder and shall reimburse the Executive for any related reasonable legal fees and out-of-pocket expenses directly attributable to such arbitration or other legal action, provided that such legal fees are calculated on an hourly, and not on a contingency fee, basis, and provided, further, that the Executive shall bear all such expenses of the arbitrator and all his legal fees and out-of-pocket expenses (and reimburse the Company for its portion of such expenses) if the arbitrator or relevant trier-of-fact determines that the Executive’s claim or position was frivolous and without reasonable foundation.
     5. MISCELLANEOUS
               5.1. Entire Agreement. This Agreement represents the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understandings between the Company and the Executive with respect to the subject matter hereof. This Agreement may be amended at any time by mutual written agreement of the parties hereto.
               5.2. Withholding. The payment of any amount pursuant to this Agreement shall be subject to applicable withholding and payroll taxes.
               5.3. Governing Law. This Agreement shall be construed, interpreted, and governed in accordance with the laws of the state of New York without reference to rules relating to conflict of law.
               5.4. Nondisparagement. The Executive and the Company agree, during the Executive’s employment with the Company and the two-year period following the termination of the Executive’s employment with the Company, to refrain from disparaging, either orally or in writing, the other or their affiliates, including, without limitation, with respect to any of the Company’s services, technologies or practices, its directors, officers, employees, agents, representatives or stockholders or the Executive’s management abilities, skills, efforts, integrity and any and all personal matters.

               5.5. Cooperation with Regard to Litigation. The Executive agrees to cooperate with the Company during the Executive’s employment with the Company and for a period of two years thereafter by making himself reasonably available to testify on behalf of the Company or its affiliates in any action, suit or proceeding, whether civil, criminal, administrative or investigative, and to assist the Company or any of its affiliates in any such action, suit or proceeding by providing information and meeting and consulting with the Board or its counsel or counsel to the Company or its affiliates, as reasonably requested by the Board or such counsel. The Executive shall be reimbursed by the Company for any expenses (including, but not limited to, legal fees) reasonably incurred by the Executive in connection with his compliance with the foregoing covenant.
               5.6. Certain Definitions. For purposes of this Agreement:
               “Board” means Board of Directors of the Company.
               “Competitor” means any Person that prints retail advertising inserts or provides premedia services for printing and has annual combined retail advertising insert printing and premedia revenues for the most recently ended annual reporting period in excess of $250 million.
               “Parent” means ACG Holdings, Inc., a Delaware corporation.
     IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed and the Executive has hereunto set his hand, as of the day and year first above written.

AMERICAN COLOR GRAPHICS, INC.

By:	/s/ Stephen M. Dyott

Name: Stephen M. Dyott
Title: Chairman and CEO

EXECUTIVE

Name:

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